UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2010

URANIUM RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-17171	75-2212772
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

405 State Highway 121 Bypass Building A, Suite
Suite 110, Lewisville, TX		75067
(Address of principal executive offices)		(Zip Code)

(972) 219-3330

(Registrant’s telephone number, including area code)

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 29, 2010, Uranium Resources, Inc. (“us,” “we,” “our,” “URI” or the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Roth Capital Partners LLC (“Roth”) with respect to the offering and sale of 7,150,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), by the Company.  In addition, the Company granted to Roth an option to purchase up to 1,072,500 additional shares of common stock to cover over-allotments, if any.

The Underwriting Agreement contains customary representations, warranties and covenants that are valid as between the parties and as of the date of entering such agreement and are not factual information to investors about the Company.

The offering of common shares was registered under the Securities Act of 1933, as amended, pursuant to the Registrant’s registration statement on Form S-3 (File No. 333-166647). The above description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement. Copies of the Underwriting Agreement are incorporated herein by reference and are attached to this Report on Form 8-K as Exhibit 1.1.

ITEM 2.02  RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On November 1, 2010, Uranium Resources, Inc. filed a prospectus supplement with the Securities and Exchange Commission (the “Prospectus Supplement”) with respect to a proposed underwritten public offering of its common stock pursuant to the Underwriting Agreement described above in Item 1.01 and as further described below in Item 8.01 under the heading “Pricing of Public Offering.” In the Prospectus Supplement, the Company disclosed the following information with respect to the Company’s financial results for the three and nine months ended September 30, 2010:

While we have not finalized our full financial results for the three- and nine-months ended September 30, 2010, we expect to report that our cash balance was $10.5 million and that we incurred a loss of $3.6 to $3.7 million for the most recent quarter.

The loss for the third quarter increased from the loss reported in the second quarter of 2010 of $1.7 million primarily due to the following items:

•                  Settlement of the litigation titled Saenz v. URI Inc. which was filed by the owners of the mineral estate of property in Kleberg County, Texas.  The Company recorded a $1.375 million provision in the third quarter in connection with this settlement.

•                  An increase in the impairment in the carrying value of the Company’s uranium properties of $173,000 resulting from a change in the cash flow assumptions related to the Company’s uranium projects.

•                  An increase in the general and administrative costs of $219,000, resulting from increased stock compensation expense ($20,000), increased personnel costs ($63,000), higher insurance and bank fees ($66,000) and increased consulting services ($72,000) incurred during the recent quarter.

•                  A decrease in interest and other income of $200,000 which resulted from the sale of certain non-essential drilling data made in the second quarter of 2010 that did not recur in the third quarter.

In addition to the foregoing, the Company has received notice from its surety company demanding that the Company either increase the collateral supporting the bonds to 100% of the bond amount or cause the release of the bonds by the fourth quarter of 2011.  The demand calls for such collateral funding or release to equal approximately $500,000 each calendar quarter beginning in the fourth quarter of 2010 and continuing through the fourth quarter of 2011.  The amount of bonding issued exceeded the amount of existing collateral by $2.5 million at September 30, 2010.

ITEM 8.01  OTHER EVENTS.

Pricing of Public Offering

On October 29, 2010, the Company issued a press release announcing the pricing of its underwritten public offering of 7,150,000 shares of common stock at a price of $1.16 per share, for net proceeds of approximately $7.9 million.  The offering is expected to close on November 3, 2010, subject to customary closing conditions.

Updated Company Disclosure

The Company is filing information for the purpose of supplementing and updating its description of certain risks and uncertainties that may have a material adverse effect on its business, financial condition or results of operations from the description included under the heading, “Risk Factors” in the Prospectus Supplement.  The updated description is filed herewith as Exhibit 99.2 and is incorporated herein by reference.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated October 29, 2010, by and between Uranium Resources, Inc. and Roth Capital Partners, LLC
99.1	Press Release, dated October 29, 2010
99.2	Updated Company Disclosure

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Uranium Resources, Inc.

By:	/s/ Thomas H. Ehrlich
Thomas H. Ehrlich
Vice President and Chief Financial Officer

Dated:  November 1, 2010